Exhibit 10.1

CONSULTING AGREEMENT

Effective June 22, 2008 Michael M. Kitt, M.D. (“Consultant”) and Theravance, Inc., 901 Gateway Boulevard, South San Francisco CA 94080 (“Theravance” or the “Company”) agree as follows:

1.                                       Services and Payment. Consultant agrees to consult with and advise Theravance from time to time, at Theravance’s request (“Services”) for up to 4 days per week for the primary purpose of assisting Theravance with the preparation of the New Drug Application for the Telavancin Hospital Acquired Pneumonia indication (the “NDA”).  Services also will include consulting and advisory assistance with the Company’s other development-stage programs (e.g. Telavancin cSSSI, GI Prokinetic, PUMA and TD-1792) as required. As full payment for the Services, Consultant will (i) receive a monthly consulting fee of $25,480.00 and (ii) continue to vest in any (a) currently outstanding options to purchase the Company’s Common Stock and (b) restricted stock unit awards (RSUs) through the termination date of this Agreement in accordance with the terms of such options and RSUs. Consultant shall also be entitled to reimbursement for expenses for which Consultant has received prior approval from Theravance within thirty (30) days of Consultant’s submission of receipts thereof.

The parties agree that after the date the NDA is submitted to the United States Food and Drug Administration (the “NDA Submission Date”): (i) Consultant’s Service requirement hereunder will fall to 5 hours per week at mutually agreeable times through the termination date of this Agreement; (ii) Consultant’s monthly consulting fee will cease; and (iii) Consultant will continue to vest in any (a) then outstanding options to purchase the Company’s Common Stock and (b) RSUs through the termination date of this Agreement in accordance with the terms of such options and RSUs.

2.                                       Ownership of Inventions.  Theravance shall own all right, title and interest (including patent rights, copyrights, trade secret rights, trademark rights and all other rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), including without limitation, discoveries, compositions of matter, pharmaceutical formulations, methods of use, methods of making, techniques, processes, formulas, improvements, works of authorship, designations, designs, know-how, ideas and information made or conceived or reduced to practice, in whole or in part, by Consultant (solely or jointly with others) during the term of this Agreement that arise out of or relate to the Services or any Proprietary Information (as defined below) (collectively, “Inventions”).  Consultant will promptly disclose, provide and assign all Inventions to Theravance.  Consultant shall further assist Theravance, at Theravance’s expense, to further evidence, record and perfect such assignments, and to perfect, obtain, maintain, enforce, and defend any rights assigned throughout the world. Such assistance may include, but is not limited to, execution of documents and assistance or cooperation in legal proceedings.  Consultant hereby irrevocably designates and appoints Theravance as his agent and attorney-in-fact to act for and on Consultant’s behalf to execute and file any document and to do all other lawfully permitted acts to further the foregoing with the same legal force and effect as if executed by Consultant.  When requested by Theravance, Consultant will make available to Theravance all notes, data and other information relating to any Invention.

3.                                       Proprietary Information.  Consultant agrees that all Inventions and other business, technical and financial information concerning Theravance (including, without limitation, the identity of and information relating to Theravance’s employees, vendors and service providers) that Consultant develops, learns or obtains during the term of this Agreement or while he is providing Services constitute “Proprietary Information.”  Consultant will hold in confidence and not disclose or make available to third parties or make use of any Proprietary Information except with the prior written consent of Theravance or to the extent necessary in performing Services for Theravance.  However, Consultant shall not be obligated under this paragraph with respect to information Consultant can document (i) is or becomes readily publicly available without restriction through no fault of Consultant, or (ii) that Consultant knew without restriction prior to its disclosure by Theravance.  Upon termination of this Agreement or as otherwise requested by Theravance, Consultant will promptly return to Theravance all documents, materials and copies containing or embodying Proprietary Information, except that Consultant may keep a personal copy of (i) compensation records relating to the Services and (ii) this Agreement.

4.                                       Solicitation.  As additional protection for Proprietary Information, Consultant agrees that during the term of this Agreement and for one year thereafter, Consultant will not encourage or solicit any employee of or consultant to Theravance to leave Theravance for any reason.

5.                                       Term and Termination.  This Agreement shall become effective on the date hereof and remain in force until the earlier of March 31, 2009 or when terminated by either party. Consultant may terminate this Agreement at any time, for any reason, by giving Theravance 30 days advance written notice.  Theravance may terminate this Agreement prior to March 31, 2009 only for cause, which for purposes hereof shall mean:  (i) the unauthorized use or disclosure of the confidential information or trade secrets of the Company, (ii) conviction of a felony under the laws of the United States or any state thereof, (iii) negligence, (iv) a material breach of this Agreement; (v) failure to perform lawful assigned services for ten days after receiving written notification from the Company; or (vi) prior to the NDA Submission Date, providing services to another company or entity on any basis that uses more than one business day per week of Consultant’s time without the prior written consent of the Company. All provisions of this Agreement and any remedies for breach of this Agreement shall survive any termination or expiration.

6.                                       Relationship of the Parties.  Notwithstanding any provision hereof, for all purposes of this Agreement each party shall be and act as an independent contractor and not as a partner, joint venturer, or agent of the other and shall not bind nor attempt to bind the other to any contract.  Consultant is an independent contractor and is solely responsible for all taxes, withholdings, and other statutory or contractual obligations of any sort, including, but not limited to, Workers’ Compensation Insurance. Consultant recognizes and agrees that Consultant has no expectation of privacy with respect to Theravance’s telecommunications, networking or information processing systems (including, without limitation, computer files, email messages and attachments, and voice messages) and that Consultant’s activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

7.                                       Assignment.  This Agreement and the Services performed hereunder are personal to Consultant and Consultant shall not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the written consent of Theravance.  Any attempt to do so shall be void.  Theravance shall be free to assign or transfer this Agreement to a third party.

8.                                       No Conflict.  Consultant represents and warrants that (i) his performance hereunder will not breach any agreement or obligation to keep in confidence proprietary information acquired by Consultant in confidence or trust prior to or during Consultant’s engagement with Theravance, and (ii) all work under this Agreement will be Consultant’s original work and none of the Services or Inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity.  Consultant represents and warrants that he has not entered into, and agrees that he will not enter into, any agreement whether written or oral in conflict with this Agreement or with his obligations as a consultant to Theravance.

9.                                       Company Policies.  Consultant represents that he has read the Theravance Insider Trading Policy provided herewith and the Theravance Code of Business Conduct located at http://ir.theravance.com/conduct.cfm, and agrees to abide by each such policy during the term of this Agreement.

10.                                 Remedies.  Any breach of Section 2, 3, 4 or 8 will cause irreparable harm to Theravance for which damages would not be an adequate remedy, and, therefore, Theravance will be entitled to injunctive relief with respect thereto in addition to any other remedies.  The failure of either party to enforce its rights under this Agreement at any time for any period shall not be construed as a waiver of such rights.

11.                                 Entire Agreement.  This Agreement supersedes all prior agreements between the parties and constitutes the entire agreement between the parties as to the subject matter hereof.

12.                                 Notices.  All notices, requests and other communications called for by this Agreement shall be deemed to have been given if made in writing and mailed, postage prepaid, to the address of each party set forth above, or to such other addresses as either party shall specify to the other.

13.                                 Amendments.  No changes or modifications or waivers to this Agreement will be effective unless in writing and signed by both parties.

14.                                 Severability.  In the event that any provision of this Agreement shall be determined to be illegal or unenforceable, that provision will be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

15.                                 Arbitration.  Subject to the exceptions set forth below, Consultant understands and agrees that any disagreement regarding this Agreement will be determined by submission to arbitration as provided by Section 1280 et seq. of the California Code of Civil Procedure, and not by a lawsuit or resort to court process proceedings.  The only claims or disputes not covered by this paragraph are claims or disputes related to issues affecting the validity, infringement or enforceability of any trade secret or patent rights held or sought by Theravance or which Theravance could otherwise seek; in which case such claims or disputes shall not be subject to arbitration and will be resolved pursuant to applicable law.

16.                                 Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to conflicts of law provisions thereof.  In any action or proceeding to enforce rights under this Agreement, the prevailing party shall be entitled to recover costs and attorneys fees.

Consultant	Theravance, Inc.

/s/ Michael Kitt	By:	/s/ Rick E Winningham
(signature)		(signature)
	Name:	Rick E Winningham
	Title:	Chief Executive Officer

Date: June 18, 2008	Date: June 18, 2008